Exhibit 10.12

MODIFICATION TO MANUFACTURING, DISTRIBUTING AND TECHNOLOGY

LICENSE AGREEMENT

This MODIFICATION TO MANUFACTURING, DISTRIBUTING AND TECHNOLOGY LICENSE AGREEMENT (this “Modification”) is made and ‘entered into as of the 1st day of September, 2000 by and between Image Sensing Systems, Inc., a Delaware corporation located at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104 (hereinafter, “ISS”) and Econolite Control Products, Inc., a California corporation located at 3360 E. La Palma Avenue, Anaheim, California 92806 (hereinafter, “Econolite”). ISS and Econolite were the parties to the original MANUFACTURING, DISTRIBUTING AND TECHNOLOGY LICENSE AGREEMENT dated June 11, 1991 (the “Agreement”).

Recitals

A.       On or about June 19, 1997, the parties hereto executed that “Letter Agreement” modifying the Agreement to facilitate the development, manufacture and sale of a new Integrated Camera Product, and the associated Controller Interface Unit. The Integrated Camera Product was subsequently named and trademarked “SOLO”, and the Controller Interface Unit was subsequently named the “HUB”. Under terms of the Letter Agreement, pricing of SOLO included provision for a Non-Recurring Engineering charge of $500 (“NRE”) for each SOLO unit sold, payable to ISS, and an equal split of profits on sale above the manufactured costs, as defined in the Letter Agreement, and NRE.

B.         On or about July 8, 1997, the parties hereto and COHU, Inc., a Delaware corporation with its principal place of business at 3912 Calle Fortunada, San Diego, California 92123, entered into a PRODUCTION AGREEMENT, under the terms of which COHU manufactures SOLO for ISS and Econolite under licenses from ISS and Econolite. Manufactured costs of SOLO are defined in the Production Agreement.

C.          Significant competition for SOLO has developed in the marketplace. Competitors have developed models similar in use to SOLO, at lower market prices. The parties hereto desire to reform their agreements for sale of SOLO product and NRE, as expressed in the Letter Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Econolite agrees to pay ISS the sum of One Hundred Dollars ($100.00) as a royalty on each image sensor sold in connection with the sale of an Autoscope unit to an end user other than a Distributor of Econolite, and a royalty equal to 50% of the “net profit on sales” of the SOLO. Net profit on sales of the SOLO is defined as sales price to end user less distributor commission, and SOLO purchase price. In consideration of the agreement of Econolite to pay the royalty on camera sales, ISS agrees to forego reimbursement of its NRE on sales of individual SOLO units. Following is an example of how the royalty would be computed using an end user sales price of $4,000 as an example:

Sale price to end user	$4,000
Distributor commission, if applicable	800
Net to Econolite	3,200
Less SOLO purchase price	(1,500)
Net profit on sale	1,700
ISS royalty (50%)	(850)
Econolite margin	$850

2.          Econolite will purchase and sell a minimum of 300 SOLO units annually, commencing on the Effective Date of this Modification, prorated for the remaining months of calendar year 2000, or a minimum of 75 SOLO units for the remainder of calendar year 2000, and a minimum of 300 units per year thereafter; provided, however, that commencing in the calendar year 2002, the minimum number of units for each calendar year will increase by 5% per annum over the target for the prior year. For purposes of this Modification, “SOLO” includes any next generation products introduced by ISS, whether developed in conjunction with Econolite or not, which utilize the SOLO technology.

3.          ISS and Econolite have also agreed to joint development of (1) a Mini-Hub product; (2) a TS-2 Mini-Hub product; and (3) Communications interface panels. The parties have agreed that each of said jointly developed products will be priced to provide an equal split of excess over actual manufactured product cost.

4.          Except as modified herein, each and every other provision of the Agreement and the Letter Agreement are confirmed and reaffirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Modification effective as of the date first set out above.

IMAGE SENSING SYSTEMS, INC.		ECONITE CONTROL PRODUCTS, INC.

By	/s/ William Russell	By	/s/ Michael Doyle
	Title: CEO		Title: CEO